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                                                                   Exhibit 10.59

                                                                     May 5, 2005

Clarence J. Gabriel, Jr.
Albertson's, Inc.
250 E. Parkcenter Blvd.
Boise, Idaho 83706

Dear Gabe,

        This letter will confirm the agreement between you and Albertsons, Inc., including its subsidiaries and affiliates, (the "Company") regarding your resignation from the position of Executive Vice President, Supply Chain and Asset Management as of May 5, 2005 ("Resignation Date"), and sets forth our mutual understanding of the terms of your agreement and general release. This agreement will become effective on the eighth (8th) day after the date of its execution by you (the "Effective Date").

1. Your employment as Executive Vice President, Supply Chain and Asset Management will end on the Resignation Date. You will be classified as a special employee from the Resignation Date through the Termination Date. The term "Termination Date" shall mean the earliest of (i) May 5, 2006,
        (ii) the date you commence employment with or become an independent consultant for a third party (regardless of whether such third party is a "Competing Business," as that term is defined in Exhibit A hereto), or
        (iii) the date of your death.

2. Conditioned upon your agreement to the terms set forth herein, you shall be entitled to the compensation and benefits listed below during the period from the Resignation Date to the Termination Date. This will constitute the only compensation and benefits payable to you, including but not limited to those provided by the employment letter between you and the Company dated December 24, 2002.

        A.) During said period you will be entitled to:

               (1) A base salary at the rate in effect on the Resignation Date from the Resignation Date until the Termination Date in accordance with practices and policies in effect on the Effective Date and to accrue vesting service in all plans and programs in which you are eligible to participate (including but not limited to continued vesting in the deferrable restricted stock units you received under the Albertson's, Inc. Amended and Restated 1995 Stock Based Incentive Plan) as if you were a regular, full-time employee and officer;
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Mr. C. J. Gabriel, Jr.
May 5, 2005


               (2) All earned vacation up to the Resignation Date;

               (3) Participate in the Company's medical, dental, life insurance and retirement plans according to the terms and conditions of such plans (you will receive a COBRA notice as required by law upon the Termination Date.);

               (4) Defer eligible amounts under the 2005 Deferred Compensation Plan;

               (5) Receive benefits (including but not limited to any Company contribution and any match provided under ASRE during the term of this agreement pursuant to the terms of the Plan) according to the terms and conditions of the Company's qualified and non-qualified retirement plans accrued with respect to your service through the Termination Date;

               (6) Receive the benefits associated with stock options or restricted stock units in the same manner as an active employee during the period from the Resignation Date to the Termination Date and for the period thereafter as set forth in the relevant agreement or grant under which such options or units were received. (You understand that you are subject to the Company's window periods only until the end of the fiscal 2005 first quarter earnings release, but agree to consult with the Corporate Secretary prior to trading Company stock during the term of this agreement.);

               (7) Receive up to $50,000 in outplacement services, commencing on the Resignation Date, provided by Drake Beam Morin, Inc. or such other firm as is mutually acceptable to the parties; and

               (8) Receive financial counseling services as provided by the Company for other executives through AYCO, commencing on the Resignation Date and ending on the Termination Date.

        B. In addition to the above items, you will be entitled to receive (i) a lump sum payment equal to $350,000, less applicable taxes (the amount of the target bonus under the Company's annual bonus plan), which sum will be payable to you promptly following the expiration of the seven (7) day period referred to in paragraph 14, and (ii) a bonus for 2005 that will be calculated pursuant to the annual Corporate Bonus Plan based on actual Company performance, prorated through the Resignation Date, and paid when the Company distributes such amounts to bonus eligible participants; provided any bonus is payable under the Corporate Incentive Plan.


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Mr. C. J. Gabriel, Jr.
May 5, 2005


3. Notwithstanding anything to the contrary in this agreement, you acknowledge that you will not be entitled to or receive any raises, be granted any additional options or restricted stock, be eligible for any bonuses except as provided herein, earn or accrue any vacation benefits, or be eligible to participate in the long-term disability plans following the Resignation Date. Moreover, you expressly waive all rights to termination or severance benefits except as may be provided in this agreement. Such waiver specifically extends to any rights under your Change of Control Severance Agreement dated as of January 13, 2003 and your employment letter dated December 24, 2002.

4. Notwithstanding anything to the contrary in this agreement, the parties agree as follows:

        (a) If the Termination Date occurs because you commence employment with or become an independent contractor for a third party other than a Competing Business or die prior to May 5, 2006, the Company will pay you: i) the remaining amount of your base salary (calculated from the Termination Date through May 5, 2006) in a lump sum, less applicable taxes, within ten (10) business days of receipt of the notice required by Paragraph 5 below, and ii) the prorated bonus payment described in paragraph 2 B (ii) above as provided therein. and

        (b) If the Termination Date occurs prior to May 5, 2006 other than as set forth in Paragraph 4(a) above, no further sums or benefits shall be payable to you or your spouse under this agreement; although the terms of the relevant plans and programs will continue to apply as to any benefits accrued or vested as of the Termination Date and subject to your rights under COBRA.

5. You agree to notify the Company in writing if you accept employment with or accept a position as an independent contractor for any third party, within five (5) business days of your acceptance. Such notice shall specify the name and address of the employer or such third party and the date of commencement or engagement and shall be delivered to the Company care of the General Counsel at Albertsons, Inc., 250 E. Parkcenter Blvd., Boise, Idaho 83706.

6. Upon the Resignation date, you shall return to the Company all of the Company's personal property, including without limitation all documents, data, computers, phones, personal digital assistants, books, records, documents, videos, cards, keys, credit cards issued to you, and all other such personal property of every nature and kind.

7. Nothing in this agreement shall be construed as an admission of liability by the Company or you; rather, we are resolving any and all


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Mr. C. J. Gabriel, Jr.
May 5, 2005


        matters and disputes regarding your employment and separation from the Company.

8. You shall not directly or indirectly, in your own name or anonymously, in public or in private, in any form of communication (including but not limited to oral, written, or electronic) deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, members of its board of directors or agents, nor shall you assist any other person, firm or company in so doing.

9. You acknowledge that the offer of consideration contained in this Agreement is contingent upon your compliance with the terms described herein. You understand and agree that if the Company believes that you are in violation of the terms of this Agreement, the Company retains the right to cease providing payments or otherwise carrying out the terms of the Agreement. Further, you acknowledge and agree that if you violate the terms of this Agreement, the Company shall have the right to recover any amounts paid under this Agreement, including the value of any benefits provided, in addition to any other rights the Company may have at law or in equity.

10. For twelve (12) consecutive months beginning on the Resignation Date, regardless of whether the Termination Date has occurred (unless the Termination Date has occurred because you have been employed by or become an independent contractor for a Competing Business), you agree to cooperate with the Company from time to time to provide information or answer questions with respect to matters with which you are familiar as reasonably requested by the Chief Executive Officer or his designee.

11. You agree to cooperate with the Company, its affiliates, and each of its respective attorneys or other legal representatives in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company by any third party, including your appearance as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issue. The Company shall promptly reimburse you for your actual and reasonable travel or other out-of-pocket expenses that you may incur in cooperating with the Company in accordance with this Paragraph.

        You also agree that at the Resignation Date and during the twelve month period thereafter you will furnish the Company with such certificates as it may from time to time request regarding (i) the truthfulness, accuracy, and completeness of the Company's books and records with which you are familiar, (ii) the truthfulness, accuracy and


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Mr. C. J. Gabriel, Jr.
May 5, 2005


        completeness of any filings made by the Company with which you are familiar, and (iii) the adequacy of the Company's disclosure controls and internal controls with which you are familiar.

12. Without the express prior written consent of the Company, you shall never disclose to any person, corporation or other entity, or use for your own benefit or purposes, any information of a confidential and proprietary nature obtained from or pertaining to the Company, its assets or business, including information concerning the Company's current or future proposed business plans, processes, operation methods, customer lists, trade secrets, suppliers, employee personnel files and compensation, financial affairs, or marketing strategies. You further agree that you will immediately forward to the General Counsel any business information related to the Company that has been or is directed to you.

13. You agree that you will not, without the prior written consent of the Company, on your behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any subsidiary or affiliate of the Company to give up, or to not commence, employment or a business relationship with the Company or any subsidiary or affiliate of the Company. You agree that you will not, without the prior written consent of the Company, on your behalf or on behalf of any person, firm or company, directly or indirectly, engage or cause to be engaged in an employment or a consulting capacity any employee of the Company or a subsidiary or affiliate of the Company.

14. In consideration of the Company's covenants and agreements contained herein:

        (a) You do hereby knowingly and voluntarily, fully and finally release and forever discharge the Company, including its related or affiliated companies, subsidiaries, partnerships, or other business entities, and its and their present and former respective officers, directors, shareholders, members, owners, agents, consultants, employees, representatives, insurers, successors and assigns (hereinafter referred to collectively as the "Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected that you had, now have, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to your employment with or separation from the Company or otherwise relating to any of the Released Parties from the beginning of time through the date you sign this agreement. This release specifically extends to, without


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Mr. C. J. Gabriel, Jr.
May 5, 2005


               limitation, claims or causes of action under any local, state and federal law governing employment relations, including but not limited to federal equal employment opportunity laws and federal and state labor statutes and regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, and the Employee Retirement Income Security Act of 1974, all as amended from time to time.

               With respect to the Released Parties, you expressly waive, to the extent allowed by law, all rights afforded by any provision under applicable law which generally provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding any such forgoing provision or comparable provision, you understand and agree that this agreement is intended to include all claims, if any, which you may have and which you do now know or suspect to exist in your favor against the Released Parties and that this release extinguishes those claims.

               Notwithstanding anything to the contrary contained in this agreement, you are not releasing any of your rights to the following:

               (i) To indemnification as an officer, director or trustee pursuant to Section 145 of the Delaware General Corporation Law or the by-laws of the Company;
               (ii) To exercise and obtain, in accordance with the terms of such options, any and all the benefits appurtenant to the options to purchase the Company's common stock held by you on the Effective Date; or
               (iii) Any of your rights to enforce this agreement.

        (b) You acknowledge that the Company has advised you that you may consult with an attorney of your choosing prior to signing this agreement and that you have been given at least twenty-one (21) days during which to review and consider the provisions of this agreement, although you may sign and return it sooner if you so desire. You further acknowledge that you have been advised by the Company that you have the right to revoke this agreement for a period of seven (7) days after signing it and that this agreement shall not become effective or enforceable until such seven (7) day revocation period has expired. You acknowledge and agree that if you wish to revoke this agreement, you must do so in writing, and that such revocation must be signed by you and delivered to the


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Mr. C. J. Gabriel, Jr.
May 5, 2005


               Company care of the General Counsel at Albertsons, Inc., 250 E. Parkcenter Blvd., Boise, Idaho 83706, by the end of the seventh
               (7th) day after you have signed this agreement. You acknowledge and agree that, in the event you revoke this agreement, you shall have no right to receive the payments or benefits described above.

15. If any provision of this agreement shall be determined under applicable law to be overly broad in duration, geographical coverage, substantive scope, or otherwise, such provision shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as so narrowed. If any provision of this agreement nevertheless shall be unlawful, void, or unenforceable, it shall be deemed severable from and shall in no way affect the validity or enforceability of the remaining provisions of this agreement. This agreement will survive the performance of the specific arrangements herein. This agreement is binding on and shall inure to the benefit of the Company and you and each of our respective heirs, executors, administrators, successors and assigns.

16. This agreement constitutes the entire agreement relating to the matters set forth herein between the parties hereto and supercedes any and all other agreement, understandings, negotiations, or discussions, either oral or written, express or implied, between the parties hereto. Each party acknowledges that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by either party, or anyone acting on either party's behalf, which are not embodied in this agreement, and that neither party has executed this agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no such representation, inducement, promise, agreement or warranty not contained in this agreement, including, but not limited to, any purported supplements, modification, waivers or terminations of this agreement shall be valid or binding, unless executed in writing by both you and the Company.

17.     This agreement shall be governed by the laws of the State of Idaho.

Please acknowledge your agreement to the terms contained herein by executing and returning this original signed agreement in the self-addressed envelope provided herewith.

                                            Very truly yours,

                                            /s/ John Sims

                                            John Sims
                                            Executive Vice President and
                                            General Counsel


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Mr. C. J. Gabriel, Jr.
May 5, 2005


     Agreed and accepted this  5/9/05  day of 2005.
                              --------

     By: /s/ Clarence J. Gabriel
         -----------------------------------
         Clarence J. Gabriel


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